Exhibit 8


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                                                                  CONFORMED COPY


                               Dated 5 August 2003





                        MILLICOM TELECOMMUNICATIONS S.A.

                                       and

                         DEUTSCHE BANK AG LONDON BRANCH








                             SHARE PLEDGE AGREEMENT

                     in relation to the Facility Agreements







Linklaters

Linklaters Advokatbyra
Strandvagen 7A
Box 5402
SE-114 84 Stockholm

Telephone (46-8) 665 66 00
Facsimile (46-8) 667 68 83

Ref JSA/CHP


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This Share Pledge Agreement (the "Share Pledge Agreement") is made on 5 August
2003 between:

(1) Millicom Telecommunications S.A., a societe anonyme incorporated in the Grand Duchy of Luxembourg under registration number B 64 899 and whose registered office is at 75, route de Longwy, L-8080 Luxembourg (the "Pledgor"); and

(2) Deutsche Bank AG, a company incorporated under the laws of Germany as a Stock corporation domiciled in Frankfurt am Main (registered under No. 30000 with the District Court of Frankfurt am Main) and acting for the purposes of this Share Pledge Agreement through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB and registered in the UK with Companies House pursuant to Schedule 21A of the Companies Act 1985 under Company No. FC007615, Branch No. BR000005 (the "Pledgee").

The parties referred to above are hereinafter individually referred to as a "party" or collectively as the "parties".

Whereas:

(A) The parties have entered into a share pledge agreement dated 18 July 2003 whereby the Pledgee has taken security interest from the Pledgor over certain Series B share in Tele2 AB (publ) in respect of certain obligations from time to time incurred by the Pledgor against the Pledgee under the terms of the First Facility Agreement (as defined below);

(B) The parties have entered into an additional SEK 400,000,000 facility agreement dated 5 August 2003 with the Pledgor as borrower, the Pledgee as lender and Millicom International Cellular S.A. as guarantor (the "Second Facility Agreement");

(C) The Pledgee desires to take a security interest from the Pledgor over certain Class B shares in Tele2 AB (publ) (and the various rights pertaining thereto) in respect of certain obligations from time to time incurred by the Pledgor against the Pledgee under the terms of the First Facility Agreement and the Second Facility Agreement (hereinafter together referred to as the "Facility Agreements"); and

(D) The parties have agreed that this Share Pledge Agreement, which shall be effective as of the date hereof, shall replace the existing share pledge agreement dated 18 July 2003, which shall be of no further force or effect.

It is agreed as follows:

1        Interpretation

1.1      Definitions

         In this Share Pledge Agreement, unless a contrary indication appears, terms used in the Second Facility Agreement shall have the same meaning and construction and:

         "Accounts" means the Cash Account and the Deposit Account;

         "Cash Account" means an account maintained by Deutsche Bank in the name of the Pledgor for the receipt and retention of cash dividends or any other cash payments in respect of the Shares;

         "Deposit Account" means the deposit account provided by Deutsche Bank in the name of the Pledgor in respect of the Shares;


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         "Dividends" means, in relation to any Share, all present and future:

         (a) dividends and distributions of any kind and any other sum received or receivable in respect of that Share,

         (b) rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of that Share,

         (c) allotments, offers and rights accruing or offered in respect of that Share, and

         (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share;

         "Enforcement Event" means any event whereby the Pledgor fails to comply with its payments obligations under any of the Facility Agreements;

         "First Facility Agreement" means the SEK 527,941,326 facility agreement dated 18 July 2003 between Millicom Telecommunications S.A. (as Borrower), Millicom International Cellular S.A. (as Guarantor) and Deutsche Bank AG London (as Lender);

         "Pledged Assets" means the assets from time to time subject, or expressed to be subject, to the Pledges or any part of those assets;

         "Pledges" means all or any of the security interest (Sw: pantratt) created or expressed to be created by or pursuant to this Share Pledge Agreement;

         "Power of Attorney" means a power of attorney, granted by the Pledgor in favour of the Pledgee substantially in the attached form in Schedule 2;

         "Secured Obligations" means all present and future moneys, debts and liabilities due, owing or incurred by the Pledgor to the Pledgee under or in connection with the Facility Agreements (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal or otherwise);

         "Securities Lending Agreement" means the securities lending agreement in respect of the Shares dated 18 July 2003 between Deutsche Bank AG London Branch and the Pledgor, as supplemented and amended from time to time;

         "Shares" means 8,968,414 fully paid Series B shares (Bloomberg ticker TEL2B SS and ISIN number SE0000314312) of Tele2 AB (publ), a company incorporated in Sweden under registration number 556410-8917, and such other securities, as each may be held in the Deposit Account from time to time; and

         "Winding-up" means bankruptcy, merger, reconstruction, liquidation, or any analogous procedure or step in any jurisdiction.

2        Security

2.1      Pledge of the Shares and the Accounts

         As security for the prompt and complete payment and performance in full of all the Secured Obligations, the Pledgor hereby pledges to the Pledgee (i) the Deposit Account including all the Shares and Dividends which are from time to time held or are recorded in the Deposit Account and (ii) all funds deposited from time to time in the connected Cash Account.

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2.2      Perfection

         The Pledgee acknowledges that it has been notified of the security interest created by this Share Pledge Agreement in respect of the Accounts and undertakes to ensure that the Shares held in the Deposit Account from time to time are registered as pledged in favour of the Pledgee.

3        Restrictions and Further Assurance

3.1      Security

         The Pledgor shall not, without the Pledgee's written consent in each particular case, create or permit to subsist any security interest over the Pledged Assets.

3.2      Disposal

         Save as contemplated by the Securities Lending Agreement, the Pledgor shall not (nor shall the Pledgor agree to), without the Pledgee's written consent in each particular case, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of the Pledged Assets.

3.3      Further Assurance

         The Pledgor shall promptly do whatever the Pledgee requires:

         3.3.1 to perfect or protect the Pledges or the priority of the Pledges; or

         3.3.2 to facilitate the realisation of the Pledged Assets or the exercise of any rights vested in the Pledgee,

         including executing any transfer, assignment or assurance of the Pledged Assets (whether to the Pledgee or its nominees or otherwise), making any registration and giving any notice, order or direction.

3.4      Power of Attorney

         On the occurrence of an Enforcement Event, for the purpose of Clause
         4.3 (Voting after Enforcement), the Pledgor shall deliver to the Pledgee a signed Power of Attorney. The Pledgor shall at the expiration of a Power of Attorney, at the request of the Pledgee, renew the same in favour of the Pledgee for one additional year for as long as this Share Pledge Agreement remains in force and upon each such renewal forthwith deliver the renewed Power of Attorney to the Pledgee.

4        Pledged Shares

4.1      Dividends

         The Pledgor shall promptly notify the Pledgee of the declaration, payment, allotment, offer or issue of any Dividend. All Dividends in respect of the Shares shall be paid directly to the Cash Account or, as the case may be, the Deposit Account. The Pledgor shall immediately pay any Dividend received by it to the Pledgee or as it may direct.

4.2      Voting before Enforcement

         Subject to Clause 4.3 (Voting after Enforcement), the Pledgor shall be entitled to exercise the voting rights attached to any Share as it sees fit where:

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         4.2.1    it does so for a purpose not inconsistent with the Facility
                  Agreements; and

         4.2.2 the exercise of those rights would not have an adverse effect or the failure to exercise would have an adverse effect on the value of the relevant Shares or the Pledged Assets and would not otherwise prejudice the interests of the Lender (as defined in the Facility Agreements) under the Facility Agreements.

4.3      Voting after Enforcement

         At any time after the occurrence of an Enforcement Event, the Pledgee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share as it sees fit.

5        General Undertaking

         The Pledgor shall not do, or permit to be done, anything, which could prejudice the Pledges.

6        Representations and Warranties

         The Pledgor makes the representations and warranties set out in this Clause 6 to the Pledgee on the date of this Share Pledge Agreement.

6.1      Shares Validly Issued etc.

         The Shares are duly authorised, validly issued and freely transferable.

6.2      Share Capital

         Save as contemplated by the Securities Lending Agreement, no person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any Share, or any interest in the Shares.

6.3      Governing Law and Enforcement

         6.3.1 Subject to mandatory provisions of applicable law, the choice of Swedish law as the governing law of this Share Pledge Agreement will be recognised and enforced in the Pledgor's jurisdiction of incorporation.

         6.3.2 Subject to applicable enforcement proceedings provided in Council Regulation (EC) 44/2001, any judgement obtained in Sweden in relation to this Share Pledge Agreement will be recognised and enforced in the Pledgor's jurisdiction of incorporation.

7        Enforcement

7.1      Realisation

         After the occurrence of an Enforcement Event, the Pledgee, acting on behalf of the Pledgor, shall have the right to sell the Pledged Assets by private or public sale or auction or in any other way and on such terms as the Pledgee in its sole discretion deems fit.

7.2      Chapter 10 of the Code of Commerce

         The provisions in Chapter 10 of the Swedish Code of Commerce (Sw:
         Handelsbalken) shall not apply to this Share Pledge Agreement.

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8        Liability of the Pledgee

8.1      Pledgee's Liability

         The Pledgee shall not be liable to the Pledgor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Pledged Assets or from any act, default, omission or misconduct of the Pledgee, or its officers, employees or agents in relation to the Pledged Assets except to the extent caused by its own gross negligence or wilful misconduct. The Pledgee shall not be held responsible for any indirect damage.

8.2      Force Majeure

         The Pledgee shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Pledgee itself takes such measures, or is subject to such measures. Should there be an obstacle as described above for the Pledgee to take any action in compliance with this Share Pledge Agreement, such action may be postponed until the obstacle has been removed, without any remedies being available to the Pledgor.

9        Discharge of Security

9.1      Final Redemption

         Subject to Clause 9.2 (Retention of Security), if all the Secured Obligations have been irrevocably paid in full and that all facilities which might give rise to Secured Obligations have terminated, the Pledgee shall at the cost of the Pledgor promptly release the Pledged Assets from the Pledges and return the Pledged Assets to the Pledgor and shall promptly notify the Pledgor of the release of the Pledges.

9.2      Retention of Security

         If the Pledgee considers that any amount paid or credited under the Facility Agreements is capable of being avoided or otherwise set aside on the Winding-up of the Pledgor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been irrevocably paid.

10       Enforcement Expenses

         The Pledgor shall, within three Business Days of demand, pay to the Pledgee the amount of all properly incurred costs, losses, liabilities and expenses (including legal fees) in relation to this Share Pledge Agreement (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Share Pledge Agreement, or any consideration by the Pledgee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of the Share Pledge Agreement and/or any other document referred to in this Share Pledge Agreement).

11       Assignment

         None of the parties hereto may change, assign or transfer all or any of its rights or obligations hereunder without the prior consent of the other party.

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12       Waivers

         No failure to exercise, nor any delay in exercising, on the part of the Lender (as defined in the Facility Agreements), any right or remedy under any of the Facility Agreements shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Facility Agreements are cumulative and not exclusive of any rights or remedies provided by law.

13       Applicable Law

         This Agreement shall be construed in accordance with and governed by the laws of Sweden.

14       Jurisdiction

         Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach termination or invalidity thereof shall be resolved by the Swedish courts. The Stockholm District Court shall be the court of first instance.

                                 --------------



This Share Pledge Agreement has been executed in three originals, of which the parties hereto have received one each.



MILLICOM TELECOMMUNICATIONS S.A.              DEUTSCHE BANK AG
                                              LONDON BRANCH


JOHN RATCLIFFE                                MARCUS LEGRICE
DIRECTOR                                      MANAGING DIRECTOR, ECM

MARC BEULS
DIRECTOR

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Name:                                         Name:
Title:                                        Title:
Place and date:                               Place and date:











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                                   Schedule 1
                                Power of Attorney



This power of attorney is issued pursuant to a share pledge agreement (the "Share Pledge Agreement") dated 5 August 2003 between Millicom
Telecommunications S.A. (the "Pledgor") and Deutsche Bank AG London branch in its capacity as Pledgee (the "Pledgee").

The Pledgor hereby empowers the Pledgee or any person duly appointed by the Pledgee to attend all General Meetings of the shareholders in Tele2 AB (publ) as the Pledgor's representative and to vote at such General Meeting in respect of all shares in Tele2 AB (publ) owned by the Pledgor (the "Shares"). The Pledgee may also on our behalf fulfil and execute any notice or application requirement necessary to have our Shares represented at the General Meeting, including to take necessary measures to register the Shares for voting.

This power of attorney is to the extent possible under Swedish law irrevocable and excludes the Pledgor from exercising the voting rights at General Meetings of shareholders in Tele2 AB (publ) with respect to the Shares subject to the Share Pledge Agreement.

This power of attorney becomes effective on the date that it is signed by the Pledgor and it shall remain in force for one year from such date.

This power of attorney shall be governed by and construed in accordance with Swedish law.



Date:

Place:


MILLICOM TELECOMMUNICATIONS S.A.



-------------------------
Name:
Title:







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